EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Fred Zinn, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW ACQUIRES INDIANA-BASED MANUFACTURER OF
RV COMPONENTS AND MOBILE OFFICE CHASSIS

White Plains, New York – July 20, 2011 – Drew Industries Incorporated (NYSE:DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today reported that its wholly-owned subsidiary, Lippert Components, acquired certain assets and business of M-Tec Corporation (“M-Tec”). The acquired business has annual sales of approximately $12 million, primarily of components for RVs and mobile office units. The purchase price of $6 million was paid from available cash. Depending on sales levels achieved by the acquired business over the next three years, the Company may pay an additional purchase price of approximately $0.6 million. Drew expects the acquisition to be immediately accretive to earnings.

The primary manufacturing facilities of the acquired business are in northern Indiana. Lippert Components will lease these facilities for one year, during which time it will consolidate the new production into its existing facilities, substantially reducing the production costs of the acquired business.

“Acquisitions like this have been a big factor in enabling Drew to continually expand,” said Fred Zinn, Drew’s President and CEO. “Further, we have the capability to reduce the cost structure of the acquired operations. As with the eight other acquisitions we have made during the past four years, we were able to complete this acquisition without incurring debt. With no debt, about $30 million in available cash, and an outstanding operating management team, we have the resources to continue to pursue expansion opportunities which we believe will yield favorable returns on our investments.”

“This acquisition is attractive from several perspectives,” said Jason Lippert, CEO of Lippert Components. “First, it allows us to expand our product line of components for motorhomes by adding the bridge beam used in certain motorhome chassis. Historically, we have focused primarily on components for towable RVs, and, while we plan to continue to grow in that market, we see significant opportunity in motorhome components. The newly-acquired bridge beam product line is a great addition to the motorhome chassis modification business we acquired in 2010. Further, the mobile office unit chassis produced by M-Tec is similar to the chassis for manufactured homes we currently produce, so we will be able to use our manufacturing expertise and purchasing power to reduce the production cost of these products.”

“We are also gaining several talented managers through this acquisition,” said Scott Mereness, President of Lippert Components. “We expect they will play a significant role in taking the acquired business to the next level by utilizing the resources and capabilities available through Lippert Components. We also expect these new managers to be instrumental in other areas of our business. The new products and management talent, along with cost reductions we can achieve, make this a very attractive acquisition.”

About Drew
Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 28 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and steel-based components, vinyl, aluminum, glass and ABS resin) and other components, availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles (“RVs”), availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, changes in zoning regulations for manufactured homes, sales declines in the RV or manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention and concentration of significant customers, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, international, national and regional economic conditions and consumer confidence affect the retail sale of RVs and manufactured homes.

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